UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 7, 2007

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Director Compensation; Appointments.

On May 7, 2007, at a regular meeting of the Board of Directors of Nautilus, Inc. (the “Company”), the Board revised the compensation package for the Company’s non-employee directors by increasing the attendance fee for each meeting from $1,000 to $1,500. The Board also created a Lead Independent Director position. The Lead Independent Director will receive an annual retainer of $10,000. The compensation package otherwise remained unchanged. The revised package became effective immediately upon adoption.

At the meeting, Robert S. Falcone was appointed as the initial Lead Independent Director, Marvin G. Siegert was appointed as Chair of the Audit Committee, and Donald W. Keeble was appointed as the Chair of the Nominating and Corporate Governance Committee.

Officer Appointment.

Also at the May 7, 2007 meeting of the Company’s Board of Directors, Aaron G. Atkinson was appointed as the Company’s Corporate Controller. Mr. Atkinson received a stock option exercisable for 10,000 shares of the Company’s common stock in connection with his appointment. The stock option vests in four equal annual installments and has an exercise price of $13.75 per share.

Mr. Atkinson, 38, joined the Company in March 2006 and currently serves as the Company’s Vice President of Finance. Prior to joining the Company, Mr. Atkinson served as the Corporate Controller and Assistant Secretary of LaCrosse Footwear, Inc., a footwear and apparel manufacturer for the work and outdoor markets, beginning in November 2004. Before LaCrosse Footwear, Mr. Atkinson was the Director of Accounting for the USA and Global Operations of Nike, Inc, a worldwide leader in athletic footwear, apparel and equipment, from January 1999 to November 2004.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

May 11, 2007	By:	/s/ William D. Meadowcroft
(Date)		William D. Meadowcroft, Chief Financial
Officer, Secretary and Treasurer